Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2009

MANCHESTER, CT – November 3, 2009 — LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter and nine months ended September 30, 2009.

Net sales for the third quarter ended September 30, 2009 were $66.1 million compared to $71.1 million for the same period in 2008. Excluding the impact of foreign currency translation, net sales decreased by $3.9 million, or 5.5%, in the third quarter of 2009 compared to the third quarter of 2008. Loss from continuing operations was ($0.3) million, or ($.02) per diluted share, in the third quarter of 2009, compared to income from continuing operations of $1.7 million, or $.10 per diluted share, in the third quarter of 2008. Net loss for the current quarter was ($0.3) million, or ($.02) per diluted share, compared to net income of $2.7 million, or $.16 per diluted share, for the third quarter of 2008.

Net sales for the nine months ended September 30, 2009 were $176.4 million compared with $245.0 million for the comparable period of 2008. Excluding the impact of foreign currency translation, net sales decreased by $60.9 million, or 24.9%, in the first nine months of 2009 compared with the nine months ended September 30, 2008. Loss from continuing operations and net loss for the first nine months of 2009 were ($10.7) million, or ($.65) per diluted share. The first nine months of 2009 included pre-tax restructuring expenses of $5.1 million, or $.20 per diluted share, related to the consolidation of the North American automotive operation. Income from continuing operations was $7.7 million, or $.46 per diluted share, in the first nine months of 2008. Net income for the nine months ended September 30, 2008 was $8.8 million, or $.53 per diluted share.

Gross margin percentage for the third quarter of 2009 was 17.2% compared with 20.9% for the same quarter of 2008. Gross margin percentage in the third quarter of 2009 was adversely impacted by reductions in net sales in the Company’s Performance Materials and Thermal/ Acoustical segments, as well as from Other Products and Services (OPS), causing fixed costs to be a greater percentage of net sales.

Selling, product development, and administrative expenses were $11.7 million, or 17.6% of net sales, for the third quarter ended September 30, 2009, compared with $11.8 million, or 16.6% of net sales, for the same quarter of 2008, or essentially flat when excluding the impact of foreign currency translation. Lower salaries and benefits expenses in the current quarter were offset by the inclusion of expenses from the Company’s Solutech business, which was acquired in December 2008, and the absence of a reversal of incentive compensation expense which was recorded in the third quarter of 2008, aggregating to $0.9 million.

Dale Barnhart, President and Chief Executive Officer, commented, “While net sales in the current quarter were lower than the third quarter of 2008, we began to see some positive signs in certain of the markets that our businesses serve. In the third quarter of 2009, net sales and gross margin percentage improved in all our segments compared to the second quarter of 2009. Net sales for the Company increased by $8.9 million, or approximately 16%, net of foreign currency translation, in the third quarter of 2009 compared to the second quarter of 2009. As a result of this improved revenue, the Company’s third quarter financial results improved significantly from the second quarter of 2009.

“We are encouraged by the improvement in financial results by our Performance Materials and Thermal/Acoustical segments. Operating income from the Performance Materials segment in the current quarter was $2.9 million, an improvement of $1.8 million from the second quarter of 2009. In our Thermal/Acoustical segment, we were able to record a nominal profit due to higher sales as well as from savings beginning to be realized from the consolidation of our North American automotive facilities and from our Lean Six Sigma program.

“In the third quarter of 2009, we remained focused on managing working capital and improving cash generation. We continued to reduce our inventory levels in the current quarter as inventories were lower by $5.7 million, or 15%, compared to June 30, 2009. For the second consecutive quarter we generated cash from operating activities, and have now generated over $2 million in cash from operating activities in the nine months ended September 30, 2009.

“Going into the fourth quarter of 2009, while we have started to show improvement in our financial results, the Company expects global economic uncertainties to continue to affect the markets in which the Company’s businesses operate. The Company will remain focused on opportunities in its markets, managing working capital, cash generation and improving our business operating processes through our Lean Six Sigma program.”

Liquidity

The Company had no significant debt outstanding at September 30, 2009, other than capital lease obligations. As of September 30, 2009, the Company had $12.7 million of cash on hand. Net cash provided by operating activities was $2.2 million in the first nine months of 2009, including cash provided by operating activities of $5.9 million during the second and third quarters of 2009. The Company believes that its currently available resources and its accessibility to debt financing sources are sufficient to satisfy its cash requirements for the foreseeable future.

Segment Information

Performance Materials – Performance Materials segment net sales were $25.4 million in the current quarter compared with $28.1 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales decreased by $2.4 million in the current quarter compared with the third quarter of 2008. Net sales of filtration products decreased by $0.9 million primarily due to a reduction in net sales of air filtration and fluid power products. Net sales of industrial thermal insulation products decreased by $1.5 million in the third quarter of 2009 compared to the same period of 2008. This decrease was caused by reductions in energy and industrial products net sales due to lower capital investments by customers in the electrical and cryogenic markets.

For the current quarter, operating income for the segment was $2.9 million, compared to operating income of $4.5 million for the third quarter of 2008. Lower net sales, and the results from our Solutech operation acquired in December 2008, caused the reduction in operating income during the third quarter of 2009.

Thermal/Acoustical – Segment net sales decreased to $34.6 million for the quarter ended September 30, 2009 compared with $35.8 million for the same period of 2008. Excluding the impact of foreign currency translation, net sales decreased in the current quarter by $0.4 million, or 1.2%, compared to the same period a year ago. Automotive parts net sales decreased by $4.0 million and tooling net sales increased by $3.6 million. The Company’s automotive operations were adversely impacted by lower automobile production in the U.S. and Europe due to lower demand by consumers. According to an automotive market forecasting service used by the Company, in the third quarter of 2009 production of cars and light trucks in North America and Europe was estimated to be lower by approximately 17% compared to the same period of 2008.

For the third quarter of 2009, operating income for the segment was $0.2 million compared with operating income of $0.8 million in the third quarter of 2008. The reduction in operating income was due to lower net sales of automotive parts, partially offset by savings that began from the consolidation of the Company’s North American automotive facilities. In addition, selling, product development and administrative expenses were lower by $0.5 million in the third quarter of 2009, compared to the same quarter of 2008, primarily due to lower salaries and benefits expense.

Other Products and Services (OPS) – OPS net sales were $6.2 million in the third quarter of 2009, a decrease of $1.3 million compared to the same quarter of 2008. This decrease was primarily due to lower net sales from the Company’s Affinity® temperature control equipment business of $1.1 million, and to a lesser extent, the vital fluids business of $0.2 million. The decrease in Affinity net sales during the current quarter was attributable to the continued reduction in capital equipment spending in the semiconductor industry that the Company serves.

Operating loss for OPS was ($0.5) million in the third quarter of 2009, compared with break even for the third quarter 2008. The Affinity business reported an operating loss of ($0.8) million in the third quarter of 2009, compared to an operating loss of ($0.5) million in the comparable quarter of 2008. Approximately half of the operating loss at Affinity in the third quarter of 2009 was the result of an inventory write-down of $0.4 million to value its inventory at net realizable value. Operating income for the vital fluids business was $0.3 million in the third quarter of 2009, compared to income of $0.5 million in the third quarter of 2008.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss results for its third quarter ended September 30, 2009 as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (888) 221-9508 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section. A recording of the call will be available from 12:00 p.m. Eastern Time on November 3, 2009 through midnight on November 10, 2009 at (719) 457-0820 or (888) 203-1112, pass code 1614037. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, The Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance. The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. Stockholders are referred to Lydall’s 2008 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors,” as well as the Company’s quarterly report on Form 10-Q for the third quarter of 2009, which outline certain risks and uncertainties regarding the Company’s forward-looking statements. Such risks and uncertainties include, among others, the extent and duration of the global economic crisis and the extent to which it will continue to impact credit and financial markets, giving rise to diminished liquidity and credit availability, low consumer confidence, unstable economic growth, increases in unemployment rates and uncertainty about economic stability. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Peter M. Kurto, Vice President, Business Development and Investor Relations, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

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Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$66,090	$71,110	$176,404	$244,963
Cost of sales	54,703	56,234	154,854	190,068

Gross margin	11,387	14,876	21,550	54,895
Selling, product development and administrative expenses	11,657	11,839	37,461	42,308

Operating (loss) income from continuing operations	(270)	3,037	(15,911)	12,587
Interest expense	278	108	610	352
Other expense (income), net	7	(84)	(149)	(263)

(Loss) income from continuing operations before income taxes	(555)	3,013	(16,372)	12,498
Income tax (benefit) expense from continuing operations	(282)	1,283	(5,641)	4,792

(Loss) income from continuing operations	(273)	1,730	(10,731)	7,706
Income from discontinued operations, net of tax	—	935	—	1,052

Net (loss) income	$(273)	$2,665	$(10,731)	$8,758

Basic (loss) earnings per share:
Continuing operations	$(0.02)	$0.10	$(0.65)	$0.47
Discontinued operations	$—	$0.06	$—	$0.06
Net (loss) income	$(0.02)	$0.16	$(0.65)	$0.53

Diluted (loss) earnings per share:
Continuing operations	$(0.02)	$0.10	$(0.65)	$0.46
Discontinued operations	$—	$0.06	$—	$0.06
Net (loss) income	$(0.02)	$0.16	$(0.65)	$0.53

Weighted average common shares outstanding	16,581	16,483	16,556	16,443
Weighted average common shares and equivalents outstanding	16,581	16,651	16,556	16,575

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Sales

Performance Materials	$25,383	$28,117	$70,978	$89,090
Thermal/Acoustical	34,614	35,767	89,027	132,049
Other Products and Services	6,215	7,513	16,868	24,802
Reconciling Items	(122)	(287)	(469)	(978)

Consolidated Totals	$66,090	$71,110	$176,404	$244,963

Operating (Loss) Income from Continuing Operations

Performance Materials	$2,882	$4,525	$5,257	$14,001
Thermal/Acoustical	166	844	(9,901)	8,364
Other Products and Services	(473)	(32)	(2,134)	(600)
Corporate Office Expenses	(2,845)	(2,300)	(9,133)	(9,178)

Consolidated Totals	$(270)	$3,037	$(15,911)	$12,587

Financial Position

In thousands except ratio data

(Unaudited)

	September 30, 2009	December 31, 2008
Cash and cash equivalents	$12,706	$13,660
Working capital	$58,096	$58,659
Total debt	$7,361	$8,154
Stockholders' equity	$160,354	$166,145
Total capitalization	$167,715	$174,299
Current ratio	2.5	2.6
Total debt to total capitalization	4.4%	4.7%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net cash provided by operating activities	$5,371	$3,428	$2,169	$18,816
Net cash used for investing activities	$(1,256)	$(77)	$(2,440)	$(5,364)
Net cash used for financing activities	$(353)	$(123)	$(1,102)	$(134)
Depreciation and amortization	$3,785	$3,915	$11,831	$11,760
Capital expenditures	$1,256	$2,849	$4,840	$8,136

Common Stock Data

Quarter Ended September 30,

	2009	2008
High	$6.00	$16.45
Low	$2.82	$8.95
Close	$5.26	$9.63

During the third quarter of 2009, 4,643,353 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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